Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No(s). 333-220993, 333-231507, 333-223448, and 333-235480 on Form S-8, and in Registration Statement No(s). 333-236207 and 333-228562 on Form S-3 of our auditors’ report dated March 30, 2020, relating to the consolidated financial statements of Venus Concept Inc. and its subsidiaries (the “Company”) for the year ended December 31, 2019 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in this Report on Form 10-K dated March 30, 2020.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

March 30, 2020

Toronto, Canada